WWD, WEDNESDAY, DECEMBER 15, 2004
                                                                     WWW.WWD.COM

Restructuring Donnkenny Weighing Its Options

By Vicki M. Young

NEW YORK -- Donnkenny Inc., the women's sportswear manufacturer that has been in restructuring mode since the summer, is considering whether to be put up for sale, seek financial backers or stay a freestanding company.

      "The company is exploring all strategic options, which may include remaining as an independent company, identifying investors and seeking a strategic acquirer for its business," Allan Ellinger, a director of Marketing Management Group, which Donnkenny hired in August to help with the restructuring, said in an interview.

      Donnkenny said last month that for the quarter ended Sept. 30, it was not in compliance with the financial covenants in the company's credit agreement with its lender, CIT Group/Commercial Services, and that CIT has waived the noncompliance.

      Daniel Levy, chief executive officer of the apparel firm, said in an interview that the company is laying off staff to reduce overhead and acknowledged that it is late paying some bills. "We'll come out better and stronger in the end," he said. "It's been a difficult road."

      Levy added that Donnkenny has submitted its 2005 fiscal plan to CIT and is revising it as needed, "We're moving forward," he said.

      CIT did not return calls for comment.

      Ellinger emphasized that Donnkenny is in operation and its lender continues to provide adequate support.

      "Donnkenny has developed a significant Pierre Cardin business with Goody's and sizable Nicole Miller and Nicole businesses," he said. "It also still has a very strong Donnkenny pant business. The company [so far] has restructured its operations focusing on fewer, but more meaningful, business units."

      The Nicole Miller licensed business targets department stores, while the Nicole label is a J.C. Penney exclusive.

      According to Donnkenny's Form 10-Q, or quarterly report, filed with the Securities and Exchange Commission for the three months ended Sept. 30, the company last year discontinued the marketing of products under the Rebecca Jones label. As a result, it is discontinuing its Victoria Jones and Casey & Max labels. In addition, Donnkenny said it intends to stop the use of the Z. Cavaricci and Bill Blass trademarks. The SEC filing said Donnkenny will also discontinue its coat division operations.

      On the plus side, sales for products under the Nicole Miller trademarks for suits will begin in 2005, according to the filing.

      Donnkenny's loss in the third quarter was $5 million, or $1.15 a share, compared with a loss of $386,000 or 9 cents, in the same year-ago period. Sales fell by 3.4 percent to $22.6 million from $23.4 million last year. Gross margin as a percentage of sales was 7.5 percent, versus 22.2 percent a year ago.

      For the nine months, the loss was $9.6 million, or $2.20 a share, compared with loss of $1.9 million, or 43 cents, in the same 2003 quarter. Sales rose 2 percent to $61.4 million from $60.2 million, while gross margin as a percentage of sales was 14 percent compared with 24.5 percent last year.